Valhi's Waste Control Specialists Subsidiary to Apply for License to Store Used Nuclear Fuel

Dallas, Texas (February 7, 2015) –Valhi, Inc. (NYSE: VHI) subsidiary Waste Control Specialists LLC ("WCS"), announced today that on the close of business February 6, 2015, it sent a notification to the Nuclear Regulatory Commission ("NRC") expressing its intent to apply for a license for the interim storage of used nuclear fuel at its facility in Andrews County, Texas.  The need for such a facility arises as a result of the ongoing decades long search for a disposal solution for the nation's used nuclear fuel.  In 2012 the presidential-appointed Blue Ribbon Commission on America's Nuclear Future issued a report recommending that at least one interim storage facility be sited in the U.S., while a permanent disposal site is being developed.

"This is a unique opportunity for WCS to provide a viable solution to the industry's needs," said William J. Lindquist, Chief Executive Officer of WCS.  "We already offer the only one-stop shop for low-level radioactive waste ("LLRW") storage, processing and disposal and with this development we will be in a position to provide a comprehensive solution for the entire range of waste produced in the nuclear fuel cycle."

"We are confident we can provide a safe and comprehensive interim solution for used nuclear fuel, which has been accumulating at nuclear power plants across the country and for which no alternative for safe, secure storage and disposal currently exists.  We are fully committed to this effort and plan to submit the final license application by April 2016. We currently expect the licensing, regulatory requirements and construction process to be completed by December 2020.

"This will be a community supported, consent-based facility – just as are our current nuclear disposal facilities," Lindquist said. The community and region, which actively support WCS' existing operations, have already been apprised of our intent to apply for the interim storage license, and Andrews County has passed a resolution of support of such application and licensing process. "The combination of transparent communication with both regulatory and community constituents, informed community support, our robust permitting and site characterization process all contributed to our successful achievement of the broadest range of permitted operations to treat, store and dispose of Class A, B and C LLRW. We believe our commitment to these practices and our demonstrated operating capabilities under our existing LLRW permits make WCS well suited to operate an interim storage facility", Lindquist said.

WCS currently operates two separately licensed LLRW disposal facilities at its Andrews site, including the Texas Compact Disposal Facility which is the only commercial Compact facility that has been built since Congress passed the Low-Level Radioactive Waste Policy Act more than 30 years ago.WCS plans to work with other experienced industry leaders to assist with used nuclear fuel management and transportation, to help assure a safe and comprehensive solution for the interim storage of this material.

"The positive environmental impact of providing for an interim storage facility is very significant, with thousands of tons of used fuel currently being stored temporarily at 72 locations in 33 states," said Mr. Lindquist. Six of the 72 locations are decommissioned nuclear power plants that have been totally remediated and where the property is ready for return to the community in which they are located, other than for removal of the used nuclear fuel stored on-site."

Steven L. Watson, President and Chief Executive Officer of Valhi, said "For over 20 years, the process of developing and operating our WCS business has been built on our dedication and commitment to open and transparent communications with the local community, state and Federal government oversight agencies and other affected parties across the U.S. Our objective has been to provide facilities which are capable of providing the services needed by the nuclear waste industry, in a safe and environmentally sound manner. We believe WCS's proven operating history makes its Andrews County, Texas facility the ideal location to deliver a reliable, private sector, community-supported, comprehensive solution to the entire range of waste produced by the nuclear fuel cycle."

About the WCS Facility

The WCS facility in western Andrews County is the only commercial facility in the U.S. licensed to dispose of Class A, B and C LLRW and Mixed LLRW and is the site for the Texas Low-Level Radioactive Waste Disposal Compact facility for commercial LLRW and the Federal Waste Facility for waste from DOE.  WCS has contracts in place with most of the nuclear power plants in the U.S. and a nationwide contract with DOE that can be used by DOE or its contractors.

The state of Texas takes title to any waste disposed in the Compact Waste Facility and DOE takes title to any waste disposed in the Federal Waste Facility.

Situated in an arid and isolated location, the WCS facility sits atop a formation of 600 feet of impermeable red-bed clay which makes it an ideal setting for the storage and disposal of LLRW. The state of Texas has determined the WCS facility does not sit above or adjacent to any underground drinking water formations.

WCS is a subsidiary of Valhi, Inc. (NYSE: VHI).   Valhi, Inc. is engaged in the titanium dioxide pigments, component products (security products and high performance marine components), waste management, and real estate management and development industries.

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